As filed with the Securities and Exchange Commission on December 7, 2020

Registration No.:  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

 JEWETT-CAMERON TRADING

COMPANY LTD.

(Exact name of registrant as specified in its charter)

British Columbia	None
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

32275 N.W. Hillcrest, North Plains, Oregon 97133

(Address of principle executive offices, including zip code)

Jewett-Cameron 2018 Restricted Share Plan

(Full Title of the Plan)

David C. Baca
Davis Wright Tremaine LLP
1300 SW Fifth Ave., Suite 2300
Portland, OR 97201
(503) 778-5306

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock of the Company, No Par Value	34,811	$8.95	$311,558	$33.99

(1)

The securities to be registered include common shares, no par value per share, of Jewett-Cameron Trading Company Ltd. (the “Common Shares”) issuable under the Jewett-Cameron 2018 Restricted Share Plan (the “2018 Plan”).

(2)

Covers 34,811 Common Shares issuable under the 2018 Plan. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of Common Shares that become issuable under the 2018 Plan by reason of any share dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding Common Shares.

(3)

Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for purposes of calculating the registration fee with respect to the 2018 Plan. The maximum price per Common Share and the maximum aggregate offering prices are based on the average of the high and low sale prices of the Common Shares reported on the Nasdaq Capital Market on November 30, 2020, which is within five business days prior to the filing of this Registration Statement.

EXPLANATORY STATEMENT

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Jewett-Cameron Trading Company Ltd., a corporation organized under the laws of British Columbia, Canada (the “Company” or “Registrant”), to register 34,811 of its common shares, no par value per share (“Common Shares”), issuable under the Registrant’s 2018 Restricted Share Plan (the “2018 Plan”), which was approved by the Company’s shareholders on February 8, 2019 (the “Approval Date”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be delivered to the participants in the Jewett-Cameron 2018 Restricted Share Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by Jewett-Cameron Trading Company Ltd., (the Company or the Registrant), pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the Exchange Act), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

•

The Company’s Form 10-K for the fiscal year ended August 31, 2020, filed with the SEC on November 12, 2020.

In addition, all documents that the Company files pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this Registration Statement (other than any documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such Items) and before the filing of a post-effective amendment indicating that all securities offered pursuant to this Registration Statement have been sold or deregistering all of the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of filing of those documents (such documents, and the documents listed above, being the “incorporated documents”). Any report, document or portion thereof that is “furnished” to, but not “filed” with, the SEC under the Federal securities laws shall not be deemed to be incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in or deemed to be part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 4.

Description of Securities.

Not applicable.

Item 5.

Interests of Named Experts and Counsel

Not applicable.

Item 6.

Indemnification of Directors and Officers.

Subject to the Business Corporations Act (British Columbia), the Company’s Articles require the Company to indemnify a director, former director, or alternate director of the Company, and such person’s heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must pay the expenses actually and reasonably incurred by such person in respect of that proceeding. The Company may also indemnify any other person. The failure of an officer, director, or alternate director of the Company to comply with the Business Corporations Act or the Company’s Articles does not invalidate any indemnity to which the person is entitled.

Such limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. In addition British Columbia laws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether indemnification would be permitted under British Columbia law. We currently maintain liability insurance for our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

Exhibit Number		Exhibit Description

4.1	*	Certificate of Incorporation of Jewett-Cameron Trading Company Ltd.
4.2	*	Articles and Bylaws of Jewett-Cameron Trading Company Ltd. under the Business Corporations Act (British Columbia)
4.3	*	Copy of the Jewett-Cameron 2018 Restricted Share Plan
5.1	*	Opinion of Richards Buell Sutton LLP
23.1	*	Consent of Davidson & Company LLP

* Filed Herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Plains, State of Oregon, on this 4th day of December, 2020.

Jewett-Cameron Trading Company Ltd.

By:	/s/ “Charles Hopewell”
Charles Hopewell
President/CEO/CFO

POWER OF ATTORNEY

Each of the undersigned directors and officers of Jewett-Cameron Trading Company Ltd., a British Columbia corporation, do hereby constitute and appoint Charles Hopewell and Frank Magdlen, or any one of them, the undersigned’s true and lawful attorneys and agents, with full power of substitution and resubstitution in each, to do any and all acts and things in our name and on our behalf in our respective capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or either one of them or any substitute, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in any number of counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: December 4, 2020	By: /s/ “Charles E. Hopewell” Charles E. Hopewell, President, CEO, Principal Financial Officer and Director

Dated: December 4, 2020	By: /s/ “Michael C. Nasser” Michael C. Nasser, Corporate Secretary and Director

Dated: December 4, 2020	By: /s/ “Geoff Guilfoy” Geoff Guilfoy, Director

Dated: December 4, 2020	By: /s/ “Sarah Johnson” Sarah Johnson, Director

Dated: December 4, 2020	By: /s/ “Chris Karlin” Chris Karlin, Director

Dated: December 4, 2020	By: /s/ “Frank Magdlen” Frank Magdlen, Director